UNITED STATES BANKRUPTCY COURT
                   EASTERN DISTRICT OF NORTH CAROLINA
                            RALEIGH DIVISION


IN RE:                                  CASE NO.: 93-01-365-S-ATS

ROSE'S STORES, INC.                     CHAPTER 11
          Debtor
(TAX I.D. #56-0382475)
___________________________


                                   ORDER
            APPROVING CONSUMMATION BONUS AND STOCK OPTION AWARDS


     THIS MATTER is before the Court upon the Motion for Order Approving Consummation Bonus and Stock Option Awards (the "Motion"), filed by Rose's Stores, Inc., debtor and debtor in possession in the above-captioned case (the "Debtor") on December 9, 1994, pursuant to Local Bankruptcy Rule No. 4002.3(b)(1), EDNC, authorizing the Debtor to award its officers a consummation bonus and stock options. The Official Committee of Equity Security Holders filed an objection to the Motion. Proper notice having been provided to creditors and parties in interest, and based upon a review of the record, the Court hereby finds and concludes as follows:

                                     I.
                                  BACKGROUND

     1. The Debtor filed for relief under chapter 11 of the Bankruptcy Code on September 5, 1993 (the "Petition Date"). Since that time, the Debtor has been operating as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.
     2.   The Debtor currently operates a chain of one hundred and thirteen
(113) discount retail stores, known as "Rose's."  The

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stores are located in ten (10) states across the Mid-Atlantic and Southeast.

     3. The Debtor's operations are directed by an officer group of only fourteen individuals comprised of the president and chief executive officer ("CEO"), one (1) executive vice president and two (2) senior vice presidents (collectively hereinafter referred to as "Executive Officers") and ten (10) vice presidents ("Vice Presidents"). The Executive Officers and the Vice Presidents are collectively hereinafter referred to as "Officers." Since the Petition Date, the Debtor has decreased its officer group by almost one-half.
     4. The Officers are currently compensated through a combination of base salary, severance pay and eligibility to receive bonuses biannually pursuant to the Short-Term Incentive Plan. The Short-Term Incentive Plan, approved by the Bankruptcy Court, awards bonuses to the Officers based on the financial performance of the Debtor in the Debtor's two selling seasons. The Officers did not earn any bonus in the first selling season of 1994.
     5. In the Motion, the Debtor requested an order authorizing it to award a bonus consisting of stock or cash (the "Consummation Bonus") and to issue stock options (the "Stock Option Awards") to the Officers upon achieving the consummation of the First Amended Joint Plan of Reorganization, dated October 5, 1994, as may be thereafter amended (hereinafter the "Joint Plan"), assuming the Alternative Treatment Provisions of the Joint Plan are not
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effective, or, if said provisions are effective, the Debtor is sold.
Seven hundred thousand (700,000) shares of common stock of Reorganized Rose's will be authorized for issuance to the Officers in the form of stock or stock options.
     6. The Joint Plan contemplates two possible scenarios-- reorganization or liquidation--depending upon the non-occurrence of certain events between the filing of the Joint Plan and April 30, 1995, referred to in the Joint Plan as Alternative Treatment Events.(1) If an Alternative Treatment Event occurs (which is not waived by the necessary parties), the Alternative Treatment Provisions of the Joint Plan will be effective, and the company will liquidate. The Consummation Bonus and Stock Option Awards will be payable only in the event the Alternative Treatment Provisions of the Joint Plan are not effective or the company is sold pursuant to a modification of the Joint Plan or the Alternative Treatment Provisions of the Joint Plan.
                                    II.
                 CONSUMMATION BONUS AND STOCK OPTION AWARDS

A.   Consummation Bonus

     7. The Debtor requested authority to award a consummation bonus consisting of stock or cash to the Officers either upon consummation of the Joint Plan or a sale of the Debtor, depending upon the events of the chapter 11 case. Within thirty (30) days of the Effective Date, the Officers will be awarded an aggregate number

(1) All capitalized terms used herein but not defined shall have the meaning ascribed to them in the Joint Plan unless otherwise noted.

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of shares of New Rose's Common Stock equal to 1.5% of the total number of shares of New Rose's Common Stock to be issued on the Effective Date (150,000 shares, hereinafter referred to as "Consummation Shares");(2) provided, however, such shares will not be issued if the Alternative Treatment Provisions of the Joint Plan are effective.
     8. The Consummation Shares will be allocated to the participants based on targeted awards. Individual awards, other than to the CEO, will vary above and below the targeted level. The CEO will be awarded a fixed number of shares equal to 41.09% of the Consummation Shares (a total of 61,635 shares).
     9. Alternatively, in the event that the Debtor is sold as a going concern pursuant to a modification of the Joint Plan or the assets of the Debtor are sold pursuant to the Alternative Treatment Provisions of the Joint Plan, a bonus payable from the proceeds of sale will be awarded to the Officers. The bonus payable to the Officers will be an amount equal to a percentage of the ultimate proceeds of sale after payment of Allowed Administrative Claims, Tax Claims, GE Obligations and Allowed Claims in Classes 1, 2A and 2B of the Joint Plan (hereinafter referred to as the "Ultimate Proceeds of Sale"). The following table sets forth the range of the Ultimate Proceeds of Sale and the corresponding percentages to be used to calculate the bonuses to be distributed to the Officers in the event

(2) The Joint Plan provides that on the Effective Date, 10,000,000 shares of the common stock of Reorganized Rose's, referred to as New Rose's Common Stock, will be issued.

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that the Debtor is sold.

         Sales Price                   Percent of the Ultimate Proceeds
                                                    of Sale
     $0 to $24,999,999                               0.5%

  $25,000,000 to $59,999,999                         1.5%

    $60,000,000 and above                            2.0%

     11. The bonus will be allocated among the Officers in a manner identical to the allocation of the Consummation Shares, as discussed in paragraph 8 herein.
B.   Stock  Option Awards
     12. The Debtor also seeks authority to award the Officers stock options. Ninety (90) days after the Effective Date, the Officers will be issued incentive stock options (or to the extent required by law, non-qualified stock options); provided, however, such options will not be issued if the Alternative Treatment Provisions of the Joint Plan are effective. These options will grant to the Officers the right to purchase an aggregate amount of shares of New Rose's Common Stock equal to 5.5% of the total number of shares of New Rose's Common Stock issued on the Effective Date (550,000 shares, assuming 10 million shares are issued on the Effective Date). One-half of the options will be granted with an exercise price equal to the fair market value of the stock on the date of the grant and will have a term of five (5) years. The remainder of the options will be granted with an exercise price equal to two times the fair market value of the stock on the date of

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the grant and will have a term of seven (7) years. (3) All of the stock options will vest in equal thirds beginning on the first anniversary of the consummation of the Joint Plan.
     13. The stock options will be allocated based on the face value of the stock under the option and targeted multiples of salary. Individual grants, other than to the CEO, will vary above and below targeted levels. The CEO will be awarded a fixed award equal to 25% of the total stock options to be awarded.

                                    III.
          NEED FOR THE CONSUMMATION BONUS AND STOCK OPTION AWARDS

     14. The Consummation Bonus and Stock Option Awards are beneficial for a number of reasons. First, they reward the management team for their intense efforts to bring about a successful reorganization. If the Alternative Treatment Events do not occur, the awards also motivate the Officers to work diligently, upon consummation of the Joint Plan, to increase the value of the New Rose's Common Stock to be issued on the Effective Date by providing the management team with a stake in the future success of the business. The increased value of the New Rose's Common Stock, in turn, will benefit the holders of allowed unsecured claims and/or

(3) The Debtor has drafted a "New Equity Compensation Plan" which is the formal structure by which the Consummation Bonus and Stock Options will be awarded to the Officers pursuant to the terms of this order. The New Equity Compensation Plan defines "Fair Market Value" to mean "with respect to any given day, the closing price of the Stock reported on the NASDAQ National Market System for such day, or if the Stock was not traded on the NASDAQ National Market System on such day, then on the next day on which the Stock was traded, all as reported by such source as the [Compensation] Committee may select. The [Compensation] Committee may establish an alternative method of determining Fair Market Value."

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common stock interests depending on who is the recipient of the New Rose's
Common Stock under the Joint Plan. If the Alternative Treatment Events do occur, the Debtor will seek to maximize the return to the creditors through a sale of the business. The awards will certainly have a motivational effect relative to the sale effort.
     15. The Consummation Bonus and Stock Option Awards will also cause the Debtor's total compensation package to be more comparable to industry practices, thereby reducing the Debtor's vulnerability to turnover of key personnel.
     16. The Official Committee for the Unsecured Creditors has reviewed the terms of the Debtor's issuance of the Consummation Bonus and Stock Option Awards, as described herein, and has no objection to their issuance.
     NOW, THEREFORE, for good cause shown, the Court hereby authorizes the Debtor to issue the Consummation Bonus and Stock Option Awards in a manner substantially similar to that described herein.
Dated:  February 14, 1995

                                   /s/ A. Thomas Small
                                   UNITED STATES BANKRUPTCY JUDGE

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